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                             Survivorship Term Rider

This rider provides a level amount of survivorship life insurance on the Insureds. It may not be issued for an amount exceeding the Maximum Rider Face Amount. This insurance is convertible for a limited period. We discuss this rider, and the rules that apply to it, in the provisions that follow.

Rider Part Of              This rider is made a part of this policy as of its
The Policy                 Rider Issue Date, in return for the application for
                           this rider and the payment of monthly rider charges.
                           Monthly rider charges are discussed later in this rider. All the provisions of this policy apply to this rider, except for those that are inconsistent with this rider. This rider is in force from its Rider Issue Date or, if later, the date the first premium under this policy is paid.

Rider Benefit              This rider provides a death benefit equal to the
                           Rider Face Amount. If both Insureds die while this rider is in force, we will add the rider death benefit to the death benefit provided by this policy.
                           The Rider Face Amount is shown in the Policy
                           Specifications for this rider.

                           If this policy has a Policy Split Option rider, the Rider Face Amount of this rider is added to the policy Face Amount in computing the face amount of each new policy at the time of the split.

Dates - Rider              The Rider Date is shown in the Policy Specifications
Date, Rider                for this rider. It is the starting point for
Anniversary Date,          determining the Rider Anniversary Dates. The first
Rider Year, Rider          Rider Anniversary Date is one year after the Rider
Issue Date                 Date. The period from the Rider Date to the first
                           Rider Anniversary Date, or from one Rider Anniversary
                           Date to the next, is called a Rider Year.

                           The Rider Issue Date is also shown in the Policy Specifications for this rider. This Date starts the contestability and suicide periods for the Initial Rider Face Amount. We discuss contestability and suicide later in this rider.

Ages - Rider               The Rider Issue Age for each Insured (shown in the
Issue Age, Rider           Policy Specifications for this rider) is the age of
Attained Age               that Insured on the birthday nearest the Rider Date.

                           The Rider Attained Age for each Insured is the Rider Issue Age increased by the number of full Rider Years elapsed.

Rider Year Of              For the Initial Rider Face Amount, each Rider Year is
Coverage                   a rider year of coverage. If the Rider Face Amount
                           has been increased, rider years of coverage for each increase will be measured from the effective date of the increase.

Rider Charges              Charges for this rider are due on each policy Monthly
                           Charge Date while this rider is in force. Charges will be deducted monthly from the account value of this policy.

                           The monthly charge for this rider equals the sum of the risk charge for the Rider Face Amount and the rider face amount charge. The Maximum Monthly Rider Risk Charge rates and Maximum Rider Face Amount Charge per $1,000 of Rider Face Amount are shown in the Table(s) Of Maximum Monthly Rider Charges of the Policy Specifications for this rider. Maximum monthly rider risk charge rates and rider face amount charges for segments of the Rider Face Amount issued in distinct risk classes will be shown in separate tables.

                           We may charge less than the maximum monthly rider charges shown in the table(s). For each Insured, any change in these charges will apply to all individuals in the same class.

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Increases In               While this rider is in force, the Rider Face Amount
The Rider Face             may be increased upon written application. We require
Amount                     evidence of insurability, satisfactory to us, for an
                           increase. The amount of each increase must be for at least the Minimum Rider Face Amount Increase shown in the Policy Specifications for this rider. However, the Rider Face Amount may not be increased to an amount that exceeds the Maximum Rider Face Amount shown in the Policy Specifications for this rider.

                           Any increase in the Rider Face Amount elected under an insurability protection type of rider will be effective as directed in that rider. Any other increase will be effective on the policy Monthly Charge Date that is on, or precedes, the date we approve the application for it. Monthly rider charges for an increase will be deducted from the policy account value starting on the effective date of the increase.

                           No increase in the Rider Face Amount will be permitted after the Rider Anniversary Date nearest the younger Insured's 85th birthday, or, if earlier, the Rider Anniversary Date nearest the older Insured's 90th birthday.

Decreases In               After the first Rider Year, the Rider Face Amount may
The Rider Face             be decreased by the Owner's written request while
Amount                     either Insured is living. However, the decrease must
                           not reduce the Rider Face Amount to an amount less than the Minimum Rider Face Amount shown in the Policy Specifications for this rider. No decrease is permitted within one year following the effective date of any increase.

                           The Maximum Rider Face Amount shown in the Policy Specifications for this rider is based on the policy Face Amount. If the policy Face Amount is decreased so that the Rider Face Amount would exceed the Maximum Rider Face Amount after the decrease, the Rider Face Amount also will be decreased at that time. It will be decreased to the Maximum Rider Face Amount as of the date of the decrease.

                           Any decrease in the Rider Face Amount will be effective on the policy Monthly Charge Date that is on, or precedes, the date we receive the written request. If a decrease follows one or more increases, the decrease is taken from the most recent increase(s).

Conversion                 While this rider is in force, all or part of the
                           Rider Face Amount may be converted to -- that is, exchanged for -- new survivorship insurance on the lives of the Insureds. Conversion may be made at any time before the Policy Anniversary Date nearest the younger Insured's 70th birthday or, if earlier, the Policy Anniversary Date nearest the older Insured's
                           80th birthday. A written application will be needed, and both Insureds must be living at the time of conversion. However, no other evidence of insurability will be required.

                           If partial conversion follows one or more increases, the part of the Rider Face Amount converted is taken from the most recent increase(s).

                           Conversion will be effective on the Monthly Charge Date that is on, or precedes, the date we receive the written application. The amount of insurance converted under this rider will continue to, but not including, that Monthly Charge Date. If any amount of insurance not converted under this rider is less than the Minimum Rider Face Amount shown in the Policy Specifications for this rider, this rider will terminate as of the effective date of conversion.

                           The new insurance will be effective on the date of conversion. The face amount of the new insurance will be the amount converted. All premiums, monthly charges, and surrender charges will be based on the effective date of the new insurance and the lives


STR-99                                                                    Page 2
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                           and risk classes of the Insureds. The new insurance
                           will be modified to show that the contestable and suicide periods will be measured from the date(s) applicable under this rider for the Rider Face Amount converted.

Conversion Methods         There are two methods for converting insurance
                           coverage under this rider.

                           Method 1 - Under this method, the new insurance will be an increase in Face Amount under this policy. A partial conversion will be permitted under Method 1 only if the amount to be converted is not less than the Minimum Face Amount Increase shown in the Policy Specifications. The risk classes of the Insureds will be the same as for the amount converted.

                           Method 2 - Under this method, the new insurance will be a new policy on the lives of the Insureds, offered for conversion under this rider by us or one of our affiliates. Conversion will be permitted under Method 2 only if the amount to be converted meets the minimum issue limit for the new policy at the time of conversion. The death benefit option under the new policy will be the same as for this policy on the date of conversion. The risk classes of the Insureds will be the same as for the amount converted. However, if that death benefit option or those risk classes are not available on the new policy, we will use the one(s) we determine to be closest to the one(s) under this policy. Payment of the first premium for the new policy is required before conversion can be completed.

Contestability             We can bring legal action to contest the validity of
                           this rider for any material misrepresentation of a fact made in the application for this rider. However, we cannot contest the validity of this rider with respect to an Insured after that it has been in force during the lifetime of that Insured for two years after the Rider Issue Date or, if that coverage is reinstated, two years after the date of reinstatement. The two-year contestable period for any increase in the Rider Face Amount will be measured from the effective date of that increase.
                           The Rider Issue Date is shown in the Policy
                           Specifications for this rider.

Misstatement Of            If the date of birth or gender of either Insured as
Age Or Gender              given in the application is not correct, the Rider
                           Face Amount will be adjusted. The adjustment will reflect the amount provided by the most recent monthly rider charge using the correct ages and genders. If the adjustment is made while either
                           Insured is living, monthly rider charges after the adjustment will be based on the correct ages and genders.

Suicide If either Insured commits suicide, while sane or insane, within two years after any life insurance coverage under this rider becomes effective and while this rider is in force, that coverage will terminate. In this case, we will refund the monthly rider charges deducted for that coverage. However, there will be no separate refund under this rider if a refund is payable under the policy Death By Suicide provision due to suicide within two years after the policy Issue Date or reinstatement.

Termination Of             This rider will continue in force to, but not
This Rider                 including, the date any of the following occurs:

                           .   The end of the grace period for an unpaid premium
                               under the policy;
                           .   Termination of this policy for any other reason;
                           .   Change of this policy to a different policy on
                               which this rider is not available;
                           .   Full conversion of the Rider Face Amount under
                               this rider; or
                           .   Partial conversion of this rider and the amount
                               not converted is less than the Minimum Rider Face
                               Amount. (See the Conversion provision.)

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Cancellation Of            This rider may be cancelled by the Owner's written
This Rider                 request. Such cancellation will take effect on the
                           policy Monthly Charge Date that is on, or next follows, the date we receive the written request.
                           Insurance under this rider will continue to, but not including, the effective date of cancellation.

                          C.M. LIFE INSURANCE COMPANY

               /s/ ABC                               /s/ ABC
                PRESIDENT                             SECRETARY


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--------------------------------------------------------------------------------
                              POLICY SPECIFICATIONS
                             SURVIVORSHIP TERM RIDER
--------------------------------------------------------------------------------

POLICY NUMBER:                      123456789

INSURED NO. 1:                      JANE C. DOE
RIDER ISSUE AGE AND GENDER:         35       FEMALE

INSURED NO. 2:                      JOHN A. DOE
RIDER ISSUE AGE AND GENDER:         35       MALE

RIDER DATE:                         JANUARY 1, 2000
RIDER ISSUE DATE:                   JANUARY 1, 2000

INITIAL RIDER FACE AMOUNT:          $100,000
MINIMUM RIDER FACE AMOUNT:          $100,000
MAXIMUM RIDER FACE AMOUNT:          2 TIMES THE POLICY FACE AMOUNT
MINIMUM RIDER FACE AMOUNT INCREASE: $50,000

                     TABLE OF MAXIMUM MONTHLY RIDER CHARGES

 MAXIMUM MONTHLY RIDER FACE AMOUNT CHARGE PER $1,000 BY RIDER YEAR OF COVERAGE:
                          Years 1-10            $0.13
                          Years 11 and later    $0.00

               RISK CHARGE RATES PER THOUSAND OF RIDER FACE AMOUNT

RISK CLASSES:         INSURED NO. 1:      NON-TOBACCO
                      INSURED NO. 2:      NON-TOBACCO

RIDER ATTAINED              RIDER ATTAINED             RIDER ATTAINED
  AGE OF THE                  AGE OF THE                 AGE OF THE
   YOUNGER       MONTHLY       YOUNGER       MONTHLY      YOUNGER       MONTHLY
   INSURED         RATE        INSURED         RATE       INSURED         RATE
   -------         ----        -------         ----       -------         ----

      35         0.14083          57         0.79083         79          7.14333
      36         0.14750          58         0.86833         80          7.80583
      37         0.15667          59         0.95583         81          8.54333
      38         0.16667          60         1.05333         82          9.37667
      39         0.17833          61         1.16167         83         10.31583
      40         0.19083          62         1.28500         84         11.34250
      41         0.20583          63         1.42583         85         12.43333
      42         0.22083          64         1.58500         86         13.56667
      43         0.23833          65         1.76083         87         14.73250
      44         0.25583          66         1.95000         88         15.90750
      45         0.27667          67         2.15500         89         17.10750
      46         0.29917          68         2.37500         90         18.34917
      47         0.32333          69         2.61500         91         19.65333
      48         0.34917          70         2.88583         92         21.06250
      49         0.37833          71         3.24250         93         22.63583
      50         0.40917          72         3.54667         94         24.63750
      51         0.44583          73         3.95333         95         27.49667
      52         0.48833          74         4.41000         96         32.04583
      53         0.53583          75         4.90000         97         40.01667
      54         0.59083          76         5.42167         98         54.83167
      55         0.65167          77         5.97000         99         83.33333
      56         0.71917          78         6.53917

The above rates are based on the following mortality tables:
         INSURED NO. 1 - Commissioners 1980 Standard Ordinary Nonsmoker
                         Mortality Table - Female
         INSURED NO. 2 - Commissioners 1980 Standard Ordinary Nonsmoker
                         Mortality Table - Male
The rate for the younger Insured's Rider Attained ages above 99 is 0.00.